Exhibit 10.5
NEWPARK RESOURCES, INC.
U.S. EXECUTIVE SEVERANCE PLAN
PARTICIPATION AGREEMENT
This Participation Agreement (this “Agreement”) is entered into by and between Newpark Resources, Inc., a Delaware corporation (the “Company”), and the undersigned (the “Participant”), effective as of the date set forth below, pursuant to the Newpark Resources, Inc. U.S. Executive Severance Plan, adopted effective as of August 11, 2020, as it may be amended from time to time (the “Plan”), in accordance with the terms and conditions of the Plan. Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Plan.
In accordance with Section 3.1 of the Plan and subject to the timely execution and return of this Agreement to [Title/Name], the Participant is designated a [Tier 1][Tier 2][Tier 3] Participant under the Plan.
The Participant agrees that the terms and conditions of the Plan and this Agreement will govern the Participant’s eligibility for any Severance Benefits provided under the Plan, and the Participant further acknowledges and agrees that:
1.The Participant has received a copy of the Plan and has read and understood all of the terms and conditions of the Plan.
2.The payment or receipt of any Severance Benefits is contingent upon, and subject to, the Participant’s execution and timely delivery to the Company (or its designee) of an effective and unrevoked waiver and release (in the form provided by the Company) of claims against the Company and other related parties.
3.In the event it shall be determined that any Payment (as defined in Section 4.4 of the Plan, whether or not payable pursuant to the terms of the Plan) would be subject to the Excise Tax (as defined in Section 4.4 of the Plan), then the provisions of Section 4.4 of the Plan shall apply with respect to all Payments.
The Plan and this Agreement are governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Texas, without regard to any choice of law principles that would result in the application of the laws of another jurisdiction, except to the extent preempted by U.S. federal law. If any dispute arises with respect to any action, suit or other legal proceeding pertaining to the Plan or to the interpretation of or enforcement of the Participant’s rights under the Plan, the Company and the Participant:
(i)    agree that exclusive jurisdiction for any such suit, action or legal proceeding is the federal or state courts situated in Houston, Harris County, Texas;
(ii)    consent to the jurisdiction of each such court in any such suit, action or legal proceeding and will comply with all requirements necessary to give such court jurisdiction;
(iii)    waive any objection either may have to the laying of venue of any such suit, action or legal proceeding in any of such court; and
(iv)    waive all rights to a trial by jury.
Active 104245630.2

Participation in the Plan and entering into this Agreement does not (x) create a contract of employment or provide for continuation of employment with the Company or any of its subsidiaries or other affiliates or (y) preclude the termination of the Participant’s employment at any time by the Company or, if applicable, any of its subsidiaries or other affiliates.
The Participant agrees and acknowledges that this Agreement and the Plan contain the entire understanding of the Participant and the Company with respect to Severance Benefits provided under the Plan and that this Agreement supersedes and replaces any prior Participation Agreement (and any other prior or contemporaneous written or oral agreements or promises with respect to the Plan).

NEWPARK RESOURCES, INC.

By:
Name:
Title:

PARTICIPANT

Name:
Date:

Active 104245630.2